Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

TRUGOLF HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Newly Registered Securities
Fees to be paid	Equity	Class a Common Stock	Rule 457(o)	4,596,435	$1.14	$5,239,936	0.0001476	$773
Fees to be paid	Equity	Class A Common Stock issuable under the Convertible Promissory Note	Rule 457(o)	40,185,185	$1.14	$45,811,111	0.0001476	6,762
Fees to be paid	Equity	Class A Common Stock underlying Representative warrants (3)(5)	Rule 457(o)	$632,500	$1.14	$721,050	0.0001476	106.42698
Fees to be paid	Equity	Class A Common Stock underlying Series A warrants (3)(5)	Rule 457(o)	9,870,684	$1.14	$11,252,580	0.0001476	$1661
Fees to be paid	Equity	Class A Common Stock underlying Series B warrants (3)(5)	Rule 457(o)	19,375,000	$1.14	$22,087,500	0.0001476	$3,260
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$85,112,177	—	-
	Total Fees Previously Paid				—	$13,138.19	—	—
	Total Fee Offsets				—	0	—	-
	Net Fee Due				—	$0	—	—

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	We had previously provided I-Bankers (the “Representative”) warrants to purchase shares of Class A Common Stock (the “Representative Warrant”) in relation to the Company’s initial public offering, at an exercise price of $12.00 per shares.

(4)	Includes up to 40,185,185 shares of Class A Common Stock issuable upon the conversion of the convertible promissory notes.

(5)	Including up to 9,870,684 shares of Class A Common Stock issuable upon the exercise of Series A Warrants with an exercise price of $13.00 per share.

(6)	Including up to up to 19,375,000 shares of Class A Common Stock issuable upon the exercise of Series B Warrants with an exercise price of $10.00 per share.

(7)	The closing price of the Company’s Class A Common Stock as of August 28, 2024.